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Trucchio: Hello everyone and welcome to the 6th annual HC Wainwright Neuro perspectives Conference. My name is Patrick Trucchio. I’m a senior healthcare analyst at HC Wainwright. We have a robust agenda at the conference this year with more than 30 companies presenting with their full sessions available on demand through the conference portal. In addition, we’re expecting a full day of panels and fireside chats with world-class KOLs on June 16th for the import person portion of the conference, with broad CNS drug development focus across multiple indications from depression and epilepsy to Alzheimer’s disease and ALS and featuring novel methods of drug delivery to the CNS. This is by far our strongest agenda ever. With that, it’s my pleasure to introduce our next presenter, Srini Rao, CEO of the atai Life Sciences, a clinical stage biopharmaceutical company pioneering the development of highly effective mental health treatments to transform patient outcomes with a pipeline focused on short duration psychedelics and pro-cognitive therapeutics. So maybe first if we can just begin with an overview of the TI pipeline strategy and how the recently announced a merger with Beckley strengthens that strategy.

Rao: Patrick, first of all, thank you very much for having me on. Yeah, it’s actually a really exciting time for atai. So, as you pointed out, there was just an announcement very recently, in fact, Monday, I guess the 3rd or the, the 2nd, where we announced the, acquisition of Beckley Psytech. So that simplifies our pipeline pretty significantly. BPLO3 is an intranasal transmucosal formulation of 5 methoxy DMT, also referred to as mebufotenin. That’s being developed for treating resistant depression, that’s in a phase 2B trial we’ll be reading out soon. We have VLSO1, which is an oral transmucosal thin film, a formulation of DMT dimethyltryptamine, that’s also in treatment resistant depression, and that’ll be reading out in Q1 of 26. And then we have an earlier stage asset called EMP-01, that’s currently an oral formulation of R-MDMA, so the single and enantiomer of  MDMA. And that’s in a phase 2A trial for social anxiety disorder. We also have a non-psychedelic compound that’s in development, and that is RL 007, that is being tested for cognitive impairment associated with schizophrenia. That trial will also be reading out here in the middle of the year, so it’s those results are also forthcoming. So part of it going on.

Trucchio: Great. OK, so maybe you can just walk us through the rationale for focusing on short duration psychedelics and how the two-hour in clinic paradigm supports scalability.

Rao: Yeah, I mean, so when we started with VLS-01, I mean the idea was, the assumption was, I should say that J&J would be able to make this work from a commercial perspective and, you know, if you go to the label for Spravato, essentially it means, you know, the, the way it’s outlined as you come in, you’re dosed, it’s an intranasal administration, then you’re monitored for 2 hours, it’s, you know, per label. And then you’re assessed and if you’re stable, you know, medically, then you’re allowed you’re discharged and, you know, that’s the paradigm. It’s interventional psychiatry. It’s really the first, you know, pharmacotherapy that was actually on label. I mean, ketamine presumably could it was also sort of the precursor to that, but this is actually on label and being you know, was developed by J&J. We were right in, in the assumption that J&J would be able to figure this out. It, it was off to a slow start, to be sure. Spravato didn’t get going for a little while, but they did hit the Blockbuster status last year and in the United States is about the worldwide was blockbuster. US was about 930 million, and that was based on around 50,000 patients. So they cracked the code, if you will, in terms of reimbursement, they basically provided a cookbook for the invest, you know, for the clinical sites to on how to do this. So we wanted something that would essentially be a drag and drop into that paradigm. So we talked a little bit about each visit for Spravato, but the challenge with Spravato is you just have a lot of them. So it’s an induction and maintenance paradigm. Induction is basically 4 to 8 weeks. It’s 12 visits during the, the 1st 8 weeks. So it’s a lot, you know, you’re going in, you can assume it’s at least all in 4 hours. I mean you got 2 hours of monitoring, but at the very least you’re gonna have an hour on either side. It’s almost like another job is what some people have said, and then maintenance beyond the induction period, per label is, you know, roughly every 2 weeks or less. 60% of patients that get Spravato actually are taking it every week. So again, you’re losing 1 day every week with this. Psychedelics have more durable efficacy, based on all the results with psilocybin and other compounds to date. They have a more durable efficacy profile than ketamine and esketamine, and that’s what we’re anticipating with the short duration. So something that has the best elements of the, you know, it’s got the short visit in, in a doctor’s office, but has the durability, and that’s what we’ve been targeting.

Trucchio: Right, terrific. So then maybe moving on to BPL 3. This is for treatment resistant depression, alcohol use disorder, AUD. What are your expectations for the upcoming phase 2b readout in TRD and how are you going to define success in that data?

Rao: Yeah, so, the trial, if you look at it, is very similar to the trial that Compass did a number of years ago now actually with psilocybin or COM 360 in treating resistant depression. So it’s a high dose as it were. I mean, the, the top dose is 12 mg, there’s an intermediate dose of 8 mg, and there’s a subperceptual dose of 0.3 mg. In this case, it’s 195 patients all in the 8 mg dose is a smaller harm. So that’s essentially what the trial is, you know, how it looks. The end point is the primary endpoints at 4 weeks, a single administration, then 4 weeks later is a primary endpoint, and then there’s a blinded follow up that goes on for another 4 weeks, a total of 8 weeks. So. That’s the the layout of the trial very much modeled on again on Compass’ trial, so you can, you know, what we’re looking for are sort of similar effects. I mean, that’s basically what I can say without getting into, you know, powering assumptions, but that’s basically what we’re looking for. I mentioned that the transaction that we announced last week regarding Beckley and the acquisition thereof. So that is contingent upon success in this trial, which is hitting stat sig on the primary endpoint.

Trucchio: Right. And assuming that we see the positive data that we’re expecting, what are the anticipated next steps for advancing BPL 3 into phase 3, and what, what might that trial look like? What might the clinical development path look like?

Rao: Yeah, so, obviously the first thing is parsing that data, understanding what that data is telling us. It would then be an end of phase two meeting assuming that the results support continued development, of course, and then we’d be kicking out phase 3. It’s hard to know or hard to really guide on what that phase 3 trial will look like in detail, but if you look at it kind of big picture, all of the phase 3 programs in general look pretty similar, right? So there’s a dose or two and you know, they’re separated by, you know, 2 to 3 weeks. The primary somewhere between 4 and 6 weeks, and there’s usually 12 weeks of blinded follow up, and that’s basically what these trials all look like. The devil is always in the details. Now the other devil or the other detail here is the open label bit and the redosing elements. We talked about induction, what does maintenance look like, and that’s, you know, something that different companies are approaching differently. I mean, certainly some companies are like Compass, I think is focusing on roughly 3 weeks, I mean sorry, 3 month redosing schedule. So, you know, that’s something that we will need to look at the data first, understand what the decay curves on efficacy look like, and then we can make some assumptions about how frequently one should anticipate redosing.

Trucchio: Right. Now there’s, uh, you know, this question around functional and blinding that I think comes up actually across neuropsychiatry. It’s come up more specifically around psychedelics. How is this question being addressed in both the phase 2B trial and as well, you know, potential pivotal program?

Rao: Yeah, as you point out, functional blinding is kind of rampant across neuropsychiatric drug development. I mean, if I, if you’re in a randomized control trial that involves, you know, olanzapine or fluoxetine or paroxetine and you’re getting that or placebo, I can pretty much guarantee you’ll know which one you got you know, just depending on, just based on the side effects, but certainly, psychedelic compounds have a more robust unbinding effect. There’s no doubt about that. And the way that you basically can assess. The impact of functional blinding is sort of twofold. Number one is you’re looking for dose response, right? And, you know, just a concrete example of that is Compass in their phase 2B, they looked at 1 mg, which is subperceptual, 10 mg and 25 mg. What they found is a 25 mg dose provided robust efficacy, statistically significant efficacy. The 10 mg dose, even though it was quite like it was robustly psychedelic, did not have the same efficacy. That tells you that. It’s something above and beyond the the psychedelic effect itself that’s striving it. There’s an underlying mechanism for the efficacy. So that’s the first mechanism. The second is to actually look at durability. So folks who treatment resistant depression, if you give them, if there’s some kind of intervention that’s performed on them, you’ll get advocacy. I mean that’s true of any kind of neuropsychiatric indication, but it typically decays right back to placebo. These are treatment resistant, right? So things, some perturbation may happen and it might feel better, but then it goes back to baseline. So you really wanna see what the, you know, how long it takes to revert back to depression. So those are the two elements that we’re really looking for, of course, as I described the BPL trial that it actually does incorporate both of those.

Trucchio: Right. And so then how do you see BPLT differentiating from GH1 and other short acting psychedelics both in terms of clinical profile and and commercial model?

Rao: Yeah, I mean, there really are only 2 programs that are designed to fit squarely in this Spravato paradigm, and what I again going back to that, it’s a single administration monitor for 2 hours or so and then discharge. The only two programs that do that are BPLO 3 and BLSO1. Other programs are either longer, like, you know, psilocybin is longer, certainly LSD is significantly longer. Others like TH as you pointed out, are more complex because they involve an individual dosing, paradigm. So it’s up to three administrations in a given day. It involves dosing and now each administration is shorter. I think it was around 15 minutes, 20 minutes in terms of total duration of psychedelic effect. So each individual one is shorter, but then you monitor the patient, you ask the patient essentially through a questionnaire how intense that experience was at the top of the hour, you can redose again. So that’s a different paradigm. It’s a more, you know, involve paradigm from the site’s perspective, and it can be longer, right? It can be, you know, about 3 hours or so. Particularly when you factor in kind of practicalities, it won’t necessarily be completely on the hour, like clockwork,

Trucchio: Right. What’s the potential for the label over time and alcohol use disorders potential? Are there other, you know, bipolar depression, PPD? What, what, what is the potential ultimately for BPL-003?

Rao:I think it’s a great question and it also ties into how the two sort of play together, right? I mean, the nice thing about psychedelic so far has been that they are transdiagnostic in many ways, so there are these underlying network dysfunctions in a range of aspects of disorder, you know, development network and reward networks, etc. These compounds have impacts on apparent activity in those networks. And they seem to resolve that, normalize that, and again, that means you can get efficacy across different things. Anxiety has been, is being, looked at, GAD is being looked at by MindMed, of course, but they’re also looking at depression, so, you know certainly that’s something. Substance use disorders have come up repeatedly with these compounds. LSD has some very good data a long time ago around opioid use disorder. Obviously the AUD data with BPL-003 is also quite compelling even though it’s open label. So yeah, there’s a number of different avenues that we could pursue, once we have these data in hand, certainly.

Trucchio: So it’s a good segue then into VLS-01. So this is DMT for TRD. So maybe you could first talk about VLS, what differentiates it from other DMT approaches currently in development, particularly its bulk, you know, buckle film formulation.

Rao:Yeah, I mean, I think that’s a a major point of differentiation. There are the, the, we really engineered this for, you know, patient acceptability and provider acceptability. So this is, you know, we really wanted to actually have a formulation that essentially no one had major problems with. I mean, you know, there’s a subset of patients that don’t like stuff going up their nose, right? So that’s been, that’s evident with Spravato. I mean, there’s, you know, some people just don’t like that. So we wanted something that was super simple that the, the providers could get, would be very comfortable with and the patients would find it easy to use as well. So we have essentially like a listerine strip. It, it’s basically placed on the inside cheek surface. It sticks to that surface and it dissolves over time roughly 10 minutes plus or minus - that’s how long it takes to dissolve, and it delivers the  the drug again trans-mucosally across the vaccal membrane. So that’s a point of differentiation, and it’s a complex formulation, as it turns out it’s very difficult. You don’t have a lot of surface area to play with. We talked about GH research, right? That’s haled into the lung. Well, you have roughly a football field worth of absorptive area in that context. BPL-003, it’s intranasal, it’s a transmucosal you know, you get the nasal membrane. It’s a number of I mean it’s, you know, several square centimeters. When you’re talking about these, you know, the buckle, it’s, you know, a couple of square centimeters, a very small absorptive area. So it’s challenging to get it to work, but we’re very happy with the results that we’ve seen.

Trucchio: Right. And can you walk us through the phase two alumina trial design? What do you hope to learn from this when it reads out? I think it’s in the first quarter of next year, 2026.

Rao:Yep, that’s correct. That’s what it’s reading out. So, we will be privy to the data from BPL-003. We wanted to go in a slightly different direction with VLS, going back to this induction and maintenance paradigm and see what the impact of having two doses would be. So that’s what differentiates this. Now you’re, you’re probably familiar with Compass’s phase 3 program. The first trial is a single dose and their second trial is 2 doses. So here we want to understand that in phase 2. So we have two administrations 2 weeks apart. Primary endpoint is at 4 weeks, blinded follow up 12 weeks in total. And then there’s a re-randomization where we actually look at 120 versus 60, so we get some dose response data as well. So it’s slightly different design, two arms in the first bit, instead of doing 3 just to facilitate the recruitment and everything, and then we get the dosing data in a re-randomization 14 weeks after the initial dose.

Trucchio: We look ahead, you know, several years into the future, VLS-01 and BPL-003 are both successful. Do you see them serving complimentary roles in a commercial setting, or, you know, would they, would they become almost, you know, competitors or competing for the same use cases?

Rao: I mean, I think it’s a little bit early to say, of course, they’re both being looked at at TRD at the moment. There’s obviously opportunity to change to subsets, different subsets of MDD depending upon the results. I’m not that concerned even if they’re both after TRD. I mean, TRD market is huge, as I mentioned, the $930 million in the United States was based on 50,000 patients out of 3 million with treatment resistant depression in the US. That’s, it is a large population, the pharmacologies are different subjectively, these compounds seem to be different and we need to, we need to be more definitive on that, and we’ll get that data with phase two. How that may translate to different patients or different patients subtypes, of course, is something to be seen. But I think there’s a lot of different paths that we can take going forward,

Trucchio: Right. Great. Maybe just moving on into RLO 7. This is in cognitive impairment associated with schizophrenia or CIAS. Maybe you could talk about this program, just kind of give us the background on the program, how it came to be part of the pipeline, and then talk a little bit about the phase 2B topline data that’s expected in mid 2025.

Rao:Yeah, this is a really interesting compound that was basically developed at Allergan a number of years ago, and you know, this was something that was normal drugs are usually kind of you know pharmacologically characterized, right? So when you’re doing the screening, you look at in vitro receptor screens and things. This one was actually phenotypically characterized, so they’re put it was put into animals and then they were put, you know, given different sort of challenges or tasks, etc. So what they found here is that lower doses is a pro cognitive signal. And at higher doses, the cognitive signal went away, but it was, it became more of an analgesic. And so there was a decision to move after, move into the the pain space with this compound, but they kept looking at the pro cognitive effects. In fact, they did one phase one trial that was focused on cognition. It was actually a scopolamine challenge trial. Scopolamine, you know, is a muscarinic antagonist that actually causes cognitive impairments. And when they gave this compound, you could actually reverse elements of those cognitive impairments. And you could actually reverse some of the EEG changes that are caused by the scopolamine. So that was kind of interesting. In a larger phase two trial in diabetic peripheral neuropathic pain, the primaries obviously were analgesia, but they did look at as an exploratory endpoint cognition. And they found sort of the same pattern. It was verbal memory and other things were improved. And then there was another phase one and there was not pharmacologically challenged in any way, but they also showed improvements there. So that was the backstory and again this was at the lower doses, there was a pro cognitive signal, the serum concentrations actually lined up with the animal data, so it was a very compelling story. When Allergan merged and you know, with AbbVie and everything, this was something that kind of got put on the shelf. The team at Allergan really wanted to see this move forward, and they, they essentially spun it out. We brought this into atai a number of years ago at this point, and you know, again, very interested in areas of large unmet medical need and certainly cognitive impairment and schizophrenia is one of those, and that’s what prompted us to begin that development program. So the trial that we’ve got, they’ll be reading out very soon, is actually a robust 234 patient study, looking at placebo versus 20 mg versus 40 mg of RL 007 and the primary endpoint is the MCCB, the matrix it’s a consortium cognitive battery, and we’ll be looking at that in 6 weeks. And yeah, I mean it’s gonna be a very interesting result. We’re looking forward to that, you know, this has been a long time coming, this trial on these results.

Trucchio: Right, interesting. And then just on EMP-01 for social anxiety disorder, what prompted the decision to pursue R-MDMA for social anxiety disorder and how do you view its differentiation from the CMI MDMA?

Rao:Yeah, actually, the initial, you know, the kind of initial hypothesis around this is that, you know, R- and S-MDMA are very different pharmacologically. S-MDMA looks much more like a stimulant. We knew that MDMA had pretty pronounced stimulant activity and cardiovascular effects. So the idea was that we could get a kinder, gentler potentially safer version of that with by pursuing just the R. So when we actually tested in phase one, we found that yes indeed it is much less of a stimulant, but the subjective effects were very different than anticipated. It does in fact have tactogenic effects, but it also has psychedelic effects, but they were not normal psychedelic psychedelic effects. It wasn’t quite like a psilocybin, but it also wasn’t quite like MDMA and that’s what got us intrigued by this, and we wanted to, you know, think about where we could deploy that. Long story short, there is some literature around MDMA in social anxiety disorder in a particular subset, which is in folks with autism, decided to look at social anxiety disorder and, you know, based on that result and you know, look at, look at this compound, you know, there was. Some measures like self compassion, etc. they got better with this. There was, you know, so there there’s specific elements that really looked like they could be beneficial for this indication. That’s why we decided to conduct a phase two way study there. Certainly an area of large medical needs, significantly larger actually than depression. Actually became more, you know, thrust more into the limelight, if you will, because of COVID, you know, because of all the social isolation. These are facts that are gonna be persistent for some time, particularly in the younger folks that kind of, you know, lost some years of socialization there. So really an interesting indication, not something that’s been mined particularly well recently. I mean, certainly there’s no psychedelic that’s going after this. The last approvals were in the early 2000s. So, again, that’s what really kind of got us interested in this and why we’re pursuing that phase two way.

Trucchio: Can you tell us what you’re hoping to learn from the phase two trial that’s underway in the UK and if the data are positive and just the timing is the first quarter 26.

Rao: Correct, it’s first quarter 26, using a regulatory and PowerPoint, the Levo social anxiety scale, looking to see, you know, how this compound and using only the, you know, psychological support. What kind of efficacy we can see there on again on a regulatory endpoint? How does that compare to SSRI, etc.? That’ll be obviously supportive for our decision making as we move that asset forward. I mean, we are also looking at reformulations of that potentially to shorten the duration of it, so that those are all things that are currently ongoing.

Trucchio: So if we just move to the discovery portion of the pipeline, can you update us on the progress with your non-hallucinogenic 5 HH2A agonist program and what the therapeutic profile it is that you’re targeting with those compounds?

Rao: Yeah, so I mean we’ve developed, let’s see, I think we’ve certainly made, synthesized somewhere north of 700 different compounds that are both psychedelic and non-psychedelic or putatively so I should say. How do you assess this? Well, you normally put it into animal models like the rodent models and look for head twitch. How good a predictor head twitch is for the human psychedelic experience is open to debate. So that you know, we don’t know that these are non how, but, you know, we’re interested in actually developing them. We do have a really good mechanistic understanding at this point of what drives head twitch, and, you know, what we want to do is essentially you get these into humans over the course of the next year, year and a half. And actually assess what these compounds look like, and they’re very different than some of the other compounds that have been developed that are putatively non-H very because we use a computational chemistry approach initially, these are not tryptamine structures, they’re very different. So, and you know, we have a number of different scaffolds that we’re playing with that have somewhat different properties. So really excited to get this both, you know, certainly the non-health compounds and repeatedly non-health compounds into humans soon.

Trucchio: What would you say investors are missing about the atai story?

Rao: Yeah, I mean, there’s been a couple of things. I mean, the story has changed a lot over time, right? So initially, we are much more of a hub and spoke arrangement and that was complicated for everybody involved, including investors, right? So because we have minority ownership and different companies or majority ownership, etc. Now it’s a much simpler story. Right now it’s, we have a pipeline and we own 100% except for RL 007, but everything else we own 100% of. It’s a very straightforward story to tell. Also we were a number of, we were, you know, some years out from readouts last year, for example, there were no readouts last year other than phase one, so that also kind of, you know, blunted enthusiasm for it. It’s gonna be a very exciting year for atai. So we’ve got this, these two readouts coming up now. We’ve just announced this transaction with Beckley so that the BPR readout again is, you know, quote unquote atai Beckley, it’s it’s ours if you will. And then we have 3 other phase 2 readouts coming up, so it’s gonna be a very exciting year.

Beckley Right, terrific. It is an exciting year and thank you so much, as always, Srini, for taking the time to speak to us. We’re looking forward to all the readouts and thank you to atai for attending the conference. Thanks for everyone for being with us at the conference this year. Have a great rest of your day and a great rest of your conference.

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